Exhibit 10.2

American Seafoods Group LLC

2006 Dividend Return Incentive Plan

ARTICLE I

Purpose

The purpose of the American Seafoods Group LLC Dividend Return Incentive Plan (the “Plan”) is to enable American Seafoods Group LLC (the “Company”) to compensate employee option holders for certain distributions that occur prior to the exercise of their options under a program separate and distinct from their options and in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The Plan will become effective upon approval thereof by the Board of Directors of ASC Management, Inc. (the “Board”), the Company’s ultimate parent (the “Effective Date”).

ARTICLE II

Administration

The Plan shall be administered by the Board or a committee thereof authorized by the Board consisting of at least two members (the “Administrator”). The Administrator may prescribe, amend and rescind rules and regulations relating to the administration of the Plan, provide for conditions and assurances it deems necessary or advisable to protect the interests of the Company and make all other determinations necessary or advisable for the administration and interpretation of the Plan. Any authority exercised by the Administrator under the Plan shall be exercised by the Administrator in its sole discretion. Determinations, interpretations or other actions made or taken by the Administrator under the Plan shall be final, binding and conclusive for all purposes and upon all persons.

ARTICLE III

Eligibility and Participation

Unless otherwise determined by the Administrator, each Company employee (each, a “Participant”) who (i) holds options (“Options”) to purchase American Seafoods Limited Partnership units (“Partnership Units”) under the Year 2000 ASLP Unit Option Plan (the “Option Plan”) and (ii) is employed by the Company on the Effective Date or, if later, the date such options are granted, shall be granted Plan Participation Units (“PPUs”) under the Plan.

ARTICLE IV

Terms of Awards.

Section 4.01. Grant of Awards. The “Grant Date” for each PPU shall be the later of (i) the date the corresponding Option is granted or (ii) the Effective Date of the Plan.

Section 4.02. Types of Awards. There shall be three types of PPUs under the Plan:

(a) Series A PPUs. Series A PPUs shall be granted to Participants holding Series A Options under the Option Plan. One Series A PPU shall be granted for each Partnership Unit underlying each Series A Option granted under the Option Plan;

(b) Series A-1 PPUs. Series A-1 PPUs shall be granted to Participants holding Series A-1 Options under the Option Plan. One Series A-1 PPU shall be granted for each Partnership Unit underlying each Series A-1 Option granted under the Option Plan; and

(c) Series E PPUs. Series E PPUs shall be granted to Participants holding Series E Options under the Option Plan. One Series E PPU shall be granted for each Partnership Unit underlying each Series E Option granted under the Option Plan.

Section 4.03. Vesting and Payment of Awards. Subject to the continuous employment of the Participant with the Company from the applicable Grant Date through the applicable Payout Date, each PPU granted to a Participant as of the Effective Date shall become vested and payable as follows:

Type of Award	Payout Date
Series A PPU	April 1, 2009
Series A-1 PPU	April 1, 2011
Series E PPU	April 1, 2009

With respect to any PPUs granted after the Effective Date, the Administrator shall specify the applicable Payout Date or Dates at or prior to the date the corresponding Option is granted. Each vested PPU shall be payable to the Participant in cash on the corresponding Payout Date.

Section 4.04. Calculation of Payout Amount. Each Participant holding PPUs on the Payout Date applicable to such PPUs shall be entitled to receive an amount, payable in cash, equal to the Payout Amount. The Payout Amount shall be calculated according to the following formula (the “Formula”): If a Participant holds Awards of PPUs and Options in more than one Series, the Formula shall be applied separately to each Series.

The Payout Amount with respect to each group of PPUs granted with respect to a particular Option (the “Related Option”) shall equal the remainder of A minus B, where A and B are:

A	the product of:

(i)	the excess, if any, of

(1)	the number of such PPUs held by the Participant on the Payout Date over

(2)	the aggregate number of Units subject to the Related Options on the Grant Date as to which the Related Options shall not have become exercisable as of the Payout Date; times

(ii)	the aggregate per unit cash distributions in excess of distributions made for the purposes of paying taxes on the income of the Company (“Tax Distributions”) made with respect to Partnership Units of the same class since the Grant Date and

B	is the aggregate cash distributions other than Tax Distributions received by the Participant since the Grant Date with respect to Partnership Units that the Participant acquired through the exercise of the Related Options.

ARTICLE V

Termination of Employment

If a Participant’s employment with the Company terminates for any reason other than the Participant’s death or long-term disability, as defined for purposes of any disability benefits plan maintained by the Company in which the Participant participates or by the Company other than Without Cause (as defined below) prior to the applicable Payout Date, each PPU held by such Participant shall be cancelled and forfeited. If a Participant’s employment is terminated by the Company Without Cause, then, notwithstanding Section 4.03 and 4.04 hereof, (i) the Participant’s PPUs shall become vested as of the date of such termination of employment, (ii) such termination date shall be treated as the Payout Date with respect to all of the PPUs held by such Participant and (iii) the Payout Amount shall be calculated as provided in Section 4.04, but treating the date of termination as the Payout Date. The Payout Amount payable to the Participant in accordance with the immediately preceding sentence shall be paid to the Participant within 10 business days after the Participants’ termination from employment. “Without Cause” shall mean a termination of the Participant’s employment by the Company for any reason other than:

(i)	the Participant’s continued failure to substantially perform his or her duties hereunder (other than as a result of incapacity due to physical or mental illness),

(ii)	the Participant’s dishonesty with respect to any material matter arising in the performance of his or her duties,

(iii)	the Participant’s conviction of, or plea of guilty or nolo contendere to a felony under the laws of the United States or any state thereof or to a misdemeanor involving moral turpitude,

(iv)	the Participant’s willful or repeated malfeasance or misconduct in connection with his or her duties, or

(v)	any act of omission by the Participant that is materially injurious to the business reputation of the Company or any of its affiliates.

Notwithstanding the foregoing, if the Participant is party to an employment agreement with the Company, the meaning of the term “Without Cause” shall be terminated in accordance with the terms of such employment agreement (i.e., without cause will mean any termination of the Participant’s employment under such employment agreement that is not for cause).

ARTICLE VI

Change in Control

In the event of a Change in Control of the Company that causes the full acceleration of a Participant’s Options held under the Option Plan, the Participant’s Awards will be paid promptly following such Change in Control, but in all events not later than the first day of the third month commencing following the end of the taxable year in which the Change in Control occurs. “Change in Control” shall have the meaning ascribed to it in the Option Plan.

ARTICLE VII

Amendment and Termination

The Board may terminate or suspend the Plan at any time, and may amend or modify the Plan from time to time. Unless otherwise provided in an Award Agreement, no amendment, modification, termination or suspension of the Plan shall in any manner adversely affect any Award theretofore granted under the Plan without the consent of the Participant holding such Award or the consent of those Participants holding a majority of the then outstanding PPUs.

ARTICLE VIII

Miscellaneous

Section 8.01. Unfunded Plan. The Company shall not be obligated to fund its liabilities under the Plan and no Participant shall have any claim against the Company or its assets in connection with the Plan other than as an unsecured general creditor.

Section 8.02. No Equity Ownership. The granting of PPUs to a Participant shall not be deemed to create any interest in any equity of the Company and no Participant (or beneficiary) shall have any rights of a unitholder with respect to PPUs credited hereunder.

Section 8.03. No Right to Employment. The Plan shall not confer on any Participant the right to continued employment by the Company or affect in any manner the right of the Company to terminate the employment of any Participant at any time without liability hereunder.

Section 8.04. Governing Law. The Plan shall be construed in accordance with and governed by the laws of the State of Washington (without regard to principles of conflicts of law).

Section 8.05. Tax Withholding. The Company shall have the right to withhold any applicable federal, state and local income and employment taxes and any other amounts that the Company is required at law to deduct and withhold from any amount payable to a Participant under this Plan.

Section 8.06. Headings. The descriptive headings of the various sections of the Plan are for convenience only and shall not affect the meaning or construction of the provisions hereof.

Section 8.07. 409A Compliance. The Plan is intended to comply with Section 409A of the Code. No action taken by the Company shall be construed in a manner that would result in the imposition of an additional tax on a Participant under Section 409A of the Code. Notwithstanding any provision of the Plan to the contrary, the Company reserves the right to make any amendments to the Plan if, in the sole discretion of the Company, such amendments become necessary or advisable to avoid the imposition of any additional tax under Section 409A of the Code.

Section 8.08. Severability. Should any part of this Plan for any reason be declared invalid, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in full force and effect as if this Plan had not contained the invalid portion thereof eliminated, and it is hereby declared the intention of the Company that it would have approved and accepted the remaining portion of this Plan without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid.

Adopted by the Board of Directors on October 6,, 2006

Approved by Holders of 2/3 of outstanding Securities on October 11, 2006.